Exhibit 99.1

News Release
Contact:
Michael S. Olsen
Executive Vice President and
Chief Financial Officer
+1 414-319-8507

Joy Global Inc. Has Reached 97% of International Mining Machinery Shares and Extends Time to Complete Tender

Milwaukee, WI – February 3, 2012 - Joy Global Inc. (NYSE: JOY) (“Joy Global”), a worldwide leader in high productivity mining solutions, today announced the extension of the tender offer that its wholly owned Hong Kong subsidiary, Joy Global Asia Limited, is conducting for the shares of common stock it does not currently own of International Mining Machinery Holdings Ltd. (HKSE: 1683) (“IMM”), a leading designer and manufacturer of underground mining equipment in China.  In the tender offer, which was announced on January 6, 2012, Joy Global Asia Limited offered to purchase the remaining shares of IMM common stock, or approximately 399.7 million shares, for HKD8.50 per share and to cancel all outstanding options to purchase IMM common stock, representing approximately 17.9 million shares, for the amount by which HKD8.50 exceeds the exercise price of each option.

To date, Joy Global Asia Limited has received acceptances in respect of 370,059,847 shares of IMM common stock and elections to cancel 100% of all outstanding options to purchase IMM common stock.  Joy Global will pay aggregate consideration of approximately $420 million for such shares and options.  Combined with shares it previously owned, the acceptances of the tender offer to date have resulted in Joy Global Asia Limited holding approximately 97.7% of all of the shares of IMM common stock.  The tender offer to purchase the remaining shares of IMM common stock, which was to have expired on February 3, 2012, will now expire on February 10, 2012 at 4:00 p.m., Hong Kong time.

With 97.7% of the shares of IMM common stock, Joy Global Asia Limited intends to exercise its right to compulsorily acquire those shares of IMM common stock which have not been acquired by Joy Global Asia Limited under the share offer.

About Joy Global
Joy Global is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

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100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202   PO Box 554  Milwaukee WI 53201-0554  414/319/8501

Joy Global Inc.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as "anticipate," "believe," “could,” "estimate," "expect," “forecast,” "indicate," “intend,” "may be," "objective," "plan," “potential,” "predict," “should,” "will," "will be," and similar expressions are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

Responsibility Statement
The directors of Joy Global and Joy Global Asia Limited (a wholly owned subsidiary of Joy Global and the entity which acquired the shares under the share purchase agreement and is making the offer) jointly and severally accept full responsibility for the accuracy of the information contained in this announcement, except in relation to information on IMM, and confirm, having made all reasonable inquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.  The information relating to IMM contained in this announcement has been taken from the published annual and interim reports of IMM and from other public sources, including IMM's website at www.immchina.com. The directors of Joy Global and Joy Global Asia Limited take full responsibility for ensuring such information has been correctly and fairly reproduced.

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